Exhibit 5.1

July 21, 2016

AVANGRID, Inc.

52 Farm View Drive

New Gloucester, ME 04260

Ladies and Gentlemen:

I am Senior Vice President – General Counsel, Secretary and Chief Compliance Officer of AVANGRID, Inc., a New York corporation (the “Corporation”), and have acted as counsel in connection with the registration statement on Form S-8 (the “Registration Statement”), being filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s registration of 2,500,000 shares of common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Avangrid, Inc. Omnibus Incentive Plan (the “Plan”).

For the purposes of this opinion letter, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments that I have deemed necessary or appropriate for the purposes of this opinion. In my examination of the aforesaid documents, I have assumed, without independent investigation or verification, that the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as certified, conformed duplicates or copies, and the authenticity of the originals of such latter documents. As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, I am of the opinion that when the Registration Statement has become effective under the Securities Act, the Shares to be issued by the Corporation under the Plan, when duly issued and delivered pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of New York and the Federal laws of the United States, and I express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of New York. This opinion letter has been prepared for use in connection with the Registration Statement and may be relied upon by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours Sincerely,

/s/ R. Scott Mahoney

R. Scott Mahoney

Senior Vice President – General Counsel,

Secretary & Chief Compliance Officer